                                                                  EXHIBIT 10.8

                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT entered into to be effective as of February 1, 1997, between STEVEN J. COLLINS ("Employee") and KIRKLAND'S, INC., a Tennessee corporation with principal offices in Jackson, Tennessee ("Employer").

                                    RECITALS

     1. Employer desires to hire Employee as its Director of Finance and Chief Financial Officer ("CFO").

     2.  The parties have agreed concerning the terms of Employee's employment.

     NOW, THEREFORE, in consideration of the premises and the parties' mutual covenants, it is agreed:

     1. Employment: Move Date. Employer hereby employs Employee, and Employee accepts employment as CFO in accordance herewith. Employee hereby agrees that he will commence employment on the effective date and promptly establish his permanent residence in Jackson, Tennessee. Employee understands and agrees that periodic travel may be required in the exercise of his duties as Chief Financial Officer.

     2. Scope of Duties. Employee shall serve as CFO for Employer and for its affiliated companies. As CFO, Employee shall perform those duties as from time to time assigned by the President, Senior Vice Presidents, and Board of Directors of Employer.

     3. Term. The term of this Agreement shall commence on the Effective Date hereinafter provided and continue until termination as herein provided.

     4. Compensation. Employee's compensation for the services rendered hereunder to Employer and its affiliated companies shall include (a) an annual salary of $75,000.00, paid twice monthly, in arrears; (b) an annual year-end bonus up to $35,000.00 based on performance criteria from time to time established by senior management of Kirkland's and the Board of Directors;(1)
(c) in the event of implementation of Employer's anticipated stock option plan and completion of six (6) months continuous employment, the award of fully vested options to purchase 9,000 shares of Employer's stock at $.50 per share, in accordance with the terms and conditions of any such stock option plan; (d) in the event of the implementation of Employer's anticipated stock option plan and if Employee is satisfactorily employed continuously for eighteen (18) months, the award of fully

-----------------------
(1) Assumes 10,000,000 fully diluted shares upon issuance of both sets of options referenced in 4.(c) and 4.(d). These option amounts will be adjusted as necessary if the fully diluted shares differs from such to convey the same percentage ownership as inceded with 10,000,000 fully diluted shares outstanding.

vested options to purchase 9,000 shares of Employer's stock at $4.00 per share, in accordance with the other terms and conditions of any such stock option plan; and (e) the right to participate in such stock option plan, as implemented by Employer, in the future. Provided, however, Employee understands and agrees that the establishment and implementation of an Employee Stock Option Plan or other benefit plan of any type is within the absolute discretion of the Board of Directors of Employer, and the failure to enact such plan(s) and provide stock or stock options to Employee shall not constitute a breach of this Agreement or constitute the basis of any claim whatsoever by Employee against the stock of Employer, its shareholders, officers, directors and employees.

Employee shall also be eligible for "individual coverage" (or "family coverage", if applicable), subject to applicable caps on Employer's contribution to the premium as from time to time established by employer, under any group health insurance policy from time to time in force, having such benefits as from time to time provided by Employer in its absolute discretion, together with any life insurance coverage available with such policy (up to such limit as from time to time set by Employer in Employer's absolute discretion). Employee understands and agrees that it is Employee's responsibility to promptly fill out and submit any insurance application(s) necessary for such coverage and that Employer has no control over the assigned effective date of the coverage or the requirement by the insurer for medical "underwriting". Employer shall have no liability to Employee resulting from denial of coverage by the insurer. Employee is solely responsible to make valid claims for benefits thereunder.

Employee shall have such other benefits as from time to time provided by Employer in Employer's absolute discretion, including but not limited to paid vacation, in an amount from time to time provided to Kirkland's employees in accordance with existing policies, which shall not accrue in the event of termination.

     5.   Expense Reimbursement.

     (a) Moving Expenses. Upon presentation of receipts therefor, Employer agrees to reimburse Employee for customary and reasonable relocation expenses from Boston. Employee hereby agrees to repay this amount to Employer, if Employee voluntarily leaves the employ of Employer at any time during the first year of this agreement.

     (b) Course of Business Expense. Employee shall be reimbursed for those reasonable expenses (as determined by Employer in accordance with then existing policies) necessarily incurred by Employee in the performance of the duties herein as are specifically approved by Employer and as verified by vouchers, receipts, or other evidence of expenditure and business necessity as from time to time required by Employer.

     (c) Travel Allowance. Employer agrees to reimburse Employee for travel expenses to the Northeastern United States in amounts not to exceed $3,500.00 per year.

     6. Other Employment; Conduct. Employee agrees to devote all working time and efforts to performance of the duties required hereunder so as to maximize the success of the Employer and its affiliated companies. Employee shall not engage in other employment or become involved in other business ventures requiring Employee's time, absent the prior written consent of the Chief Executive Officer/President of Employer. Employee shall at all times conduct such duties and employee's personal affairs in a manner as is satisfactory to Employer and so as to not in any manner injure or unfavorably reflect upon the Kirkland's organization or any store or element thereof or any member thereof or third persons or entities connected therewith.

     7. Termination. Employee understands and agrees that this Agreement is an "at will" employment agreement and may be terminated without "cause" of any type by either party upon notice, either written or oral. In the event of termination of employment by either party, Employee shall be entitled only to base salary, expense reimbursement, options already awarded, and insurance coverage (as available) up to and including the last day worked as the entire compensation due and owing to Employee. No further payments or benefits shall accrue to or be paid or owing to Employee. Upon termination of employment, Employee will return all property of Kirkland's to Employer or other designated person prior to receiving final compensation for wages and expenses.

     8. Confidentiality: Restrictive Covenant. Employee understands and agrees that the financial, operational, leasing and merchandising information used by Employee in the performance of duties hereunder (collectively, the "Information") is proprietary to the Kirkland's chain of retail stores and represents highly confidential and valuable information, the loss of which would be economically injurious to the Kirkland retail stores, individually and as a whole, including Employer. Accordingly, in consideration of this Agreement, and the work experience provided to Employee by reason hereof, Employee agrees not to divulge in any manner, at any time, for any purpose, for any consideration, whether financial or otherwise, to any person or entity, any of the Information. In order to allow Employer to enforce such covenant or confidentiality, Employee agrees, additionally, that for a period of six (6) months after termination hereof, Employee will not, directly or indirectly, own, manage, operate, control, be employed by, participate in, lend money, furnish services to, be compensated in any matter by, or be connected in any way with the management, ownership, or control of any business similar to the type of business conducted by the Employer or as operated by the Kirkland retail stores at the time of termination of this Agreement. Employee understands and acknowledges that the type of business conducted by Employer is national in scope, and Kirkland's business competition is typically national or regional chain retail operations specializing in or having a substantial inventory mix involving "gift and decorative accessories" and related items.

During the term of this agreement and for a period of three (3) years following the termination, for whatever reason, of employment, Employee agrees not to enter into or engage in any discussion or negotiation, or assist in such actions to encourage present employees of Kirkland's to disassociate their employment relationship with Kirkland's and induce such present employees to go into the employment of an entity engaged in any competing retail business.

Employee understands and agrees that, to enforce the covenants of this paragraph, injunctive relief, in addition to the other remedies available at law or in equity, is necessary since the monetary damage to Employer and the Kirkland's organization may be difficult or impossible to determine.

     9. Waiver of Breach. Any waiver by Employer of a breach of any provision hereof shall not operate as or constitute a waiver of any of the terms hereof with regard to any subsequent breach.

     10. Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned except by Employer to a business entity which is a successor to Employer by merger, stock exchange, consolidation, or other reorganization, or to an entity which results from a purchase or sale or other transfer or transaction involving third parties, or except to an entity owned or controlled by the principals of Employer. This Agreement (nor any rights or benefits thereunder) on the part of the Employee is for Employee's personal services and is, therefore, not assignable by Employee.

     11. Entire Agreement; Modification. This Agreement is the entire agreement of the parties with regard to Employee's employment and all other agreements and understandings, whether written or oral, if prior hereto, are merged herein so that the provisions of any Prior Agreement(s) are void and of no further force and effect. This Agreement may not be modified except by a writing signed by both parties.

     12. Applicable Law; Venue. This Agreement shall be construed in accordance with the laws of the State of Tennessee, even if Employee executed this Agreement outside Tennessee or Madison County, Tennessee, and Employee's services are to be rendered without Tennessee. All legal disputes between the parties shall have a venue in the courts of Madison County, Tennessee.

     13. Notices. All notices required to be sent to Employer shall be in writing and effective upon mailing, postage prepaid, by certified mail, return receipt requested, to the addresses indicated herein, or as from time to time modified by notice.

Kirkland's, Inc.
ATTN: Chief Administrative Officer
P.O. Box 7222
Jackson, TN 38308

     14. Provisions Severable. Any provision hereof adjudged void or voidable by a court of competent jurisdiction shall be deemed severable such that the remaining provisions are in full force and effect.

     15. Parties Bound. This Agreement shall bind the parties' respective heirs, legal representatives, successors and assigns.

     16. Effective Date. The Effective Date hereof for all purposes shall be February 1, 1997.

     EXECUTED by the parties as provided below.


EMPLOYEE:                               EMPLOYER:
                                        KIRKLAND'S, INC.

/s/ Steven J. Collins                   BY: /s/ Carl Kirkland
------------------------                   -----------------------
    Steven J. Collins
                                        TITLE: President
DATE: 1-19-97                                 --------------------
------------------------
                                        DATE: 1/20/97
                                              --------------------